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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported) December 3, 2001
                                                        ----------------

                             WORONOCO BANCORP, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)

         Delaware                      1-14671           04-3444269
         --------                      ---------         ----------
(State or other Jurisdiction of     (Commission       (IRS Employer
incorporation or organization)      File Number)    Identification No.)

                      31 Court Street, Westfield, MA 01085
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                    (Address of principal executive offices)

                                 (413) 568-9141
                                 --------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)

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Item 5.  Other Events.
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         On December 3, 2001, Woronoco Bancorp, Inc. (the "Company") (AMEX:WRO),
the holding company for Woronoco Savings Bank (the "Bank"), announced today that the Bank has completed its acquisition of Keyes & Mattson Insurance Agency, Inc. located at 1284 Elm Street in West Springfield, Massachusetts. The Bank has merged the agency with its existing subsidiary Agan Insurance Agency, Inc. located at 451 Russell Road in Westfield, Massachusetts. The new agency is operating under the name Keyes, Mattson & Agan Insurance Agency, Inc. and is a wholly owned insurance subsidiary of Woronoco Savings Bank.

         According to Cornelius D. Mahoney, Chairman, President and CEO, the acquisition of Keyes & Mattson Insurance Agency, Inc. provides additional critical mass to serve the growing community of individuals, families and businesses who have responded to our modern delivery of managed financial care. Through Keyes, Mattson & Agan Insurance Agency, Inc., the Company will offer insurance as part of its complete line of financial products along with banking, lending, trust and investment management services which allows the Company to meet all of the financial needs of its customers.

         The Company expects the acquisition to be accretive to earnings. The purchase price of the agency was $1,350,000.00. The new agency will service more than 7,000 customers and have annual premiums in excess of $8 million. The Company expects Keyes, Mattson & Agan Insurance Agency, Inc. will generate annual fee income in excess of $1.1 million. Approximately 60% of the agency's business will consist of personal insurance lines, with commercial and other insurance products making up the remaining 40%. The agency has a combined staff of 13 employees. No staff reductions are anticipated at this time.

         Keyes, Mattson & Agan conducts business in Western Massachusetts and Northern Connecticut, the same market area as the Bank. The acquisition provides the Company with an opportunity to expand its personal and commercial insurance offerings in the areas where it also operate banking offices. Paul C. Lesukoski and Evan A. Mattson, the principle owners of Keyes & Mattson, will be responsible for managing the new agency. Lesukoski has assumed the duties of President and will work primarily out of the West Springfield office. Mattson has assumed the duties of Vice President and will be based primarily out of the Westfield office. Lesukoski, Mattson and Account Executive Robert C. Proulx will be available to meet with customers at both locations, along with other members of the Keyes, Mattson & Agan team.

         According to Mr. Mattson, the increased resources available through the partnership between Keyes & Mattson and Woronoco Savings Bank, as well as the convenience of two full service insurance offices, will be beneficial to the Company's clients. Mr. Lesukoski commented that the new agency hopes to enhance its current product offerings and assist the Bank in growing its insurance business through additional acquisitions in the future.

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         Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of traditional and non-traditional financial products and services through its 12 branch offices located throughout Western Massachusetts. For more information visit www.woronoco.com.

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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                                   SIGNATURES

          In accordance with the requirements of the Securities and Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    WORONOCO BANCORP, INC.


Dated:  December 3, 2001            By:  /s/ Cornelius D. Mahoney
                                         ---------------------------------------
                                         Cornelius D. Mahoney
                                         Chairman of the Board, President and
                                         Chief Executive Officer
                                         (principal executive officer)